Exhibit 99.1

Contact: Suzy Hollinger 808.525.8422 shollinger@abinc.com

Alexander & Baldwin Reports First Quarter 2017 Financial Results

Honolulu (May 4, 2017) - Alexander & Baldwin, Inc. (NYSE`: ALEX) ("A&B" or "Company") today announced consolidated income from continuing operations available to A&B shareholders, net of taxes, of $4.4 million, or $0.09 per diluted share, for the first quarter of 2017, compared to $3.7 million, or $0.08 per diluted share, for the first quarter of 2016. Results for the first quarter of 2017 included $3.7 million of after-tax costs ($4.8 million pre-tax), or $0.07 per diluted share, related to the evaluation of a real estate investment trust ("REIT") conversion.

"We made important strategic progress in the first quarter as we continued to identify and execute on growth opportunities in our Commercial Real Estate ("CRE") segment and advanced our evaluation of a possible REIT conversion. Within CRE, same-store net operating income ("NOI") improved compared to last year’s first quarter. In addition, we renewed two major leases on favorable terms, moved forward redevelopment projects at Lau Hala Shops and Pearl Highlands Center and, importantly, announced the development of Ho`okele Shopping Center, a 94,000-square-foot, Safeway-anchored retail center in Kahului, Maui—all of which will advance our strategic objective of increasing recurring earnings from our commercial portfolio," said Chris Benjamin, president & chief executive officer. "REIT evaluation costs and other organizational initiatives will continue to weigh on consolidated earnings for the balance of the year, but underlying CRE performance was strong. Land Operations posted a modest loss due primarily to a noncash write down of a solar facility investment to account for tax benefits received, while Materials & Construction was challenged by lower material sales and paving margins."

"We are taking positive steps to improve performance throughout the organization. In CRE, we're bringing property management and leasing in house to achieve enhanced accountability and more effective management, while at Grace Pacific we're undertaking a comprehensive performance improvement initiative. All of this is progressing along with the REIT evaluation, which we expect to conclude within the next few months," said Benjamin.

First Quarter 2017 and Recent Highlights

Commercial Real Estate

•	Operating Profit/ Same-Store NOI. Increased operating profit 9.2% to $14.3 million in 1Q17 from $13.1 million in 1Q16 and increased same-store NOI by 2.5%.[1]

•	Occupancy. Portfolio occupancy remained stable at 94%.

•	Leasing. Executed 43 leases in the quarter. Cash re-leasing spreads averaged a positive 13.3% on comparable leases.

•	Redevelopment/Repositioning. Commenced construction work at the 48,400-square-foot Lau Hala Shops (former Kailua Macy’s) and the 6,300-square-foot Pearl Highlands Center food court. Eighty-seven percent of the GLA at Lau Hala Shops and 55% of the GLA at the Pearl Highlands Center food court are under lease or letter of intent.

•	Development for Hold. In February 2017, announced the development of the 94,000-square-foot, Safeway-anchored Ho`okele Shopping Center on 8.9 acres of A&B's lands adjacent to Maui Business Park. The Company projects a 7.5-8.5% stabilized yield on cost of $41.9 million.

•	Dispositions. In January, sold the 16,600-square-foot Maui Clinic Building for $3.4 million.

Land Operations

•	Development. Closed the sale of a Maui Business Park parcel (1.04 acres) for $2.4 million. Joint venture closings included two units at Ka Milo and two townhomes at The Collection.

•	Parcel Sales. Closed the sale of an urban-zoned vacant parcel (0.8 acres) on Maui for $1.6 million.

Materials & Construction

•	Operating Profit/Adjusted EBITDA. Earned operating profit of $5.6 million, compared to $8.0 million for the first quarter of 2016, and Adjusted EBITDA of $7.9 million[1], compared to $10.4 million[1] for the first quarter of 2016.

•	Backlog. Grace’s backlog at March 31, 2017 was $213.2 million[2], compared to $242.9 million[2] at December 31, 2016.

•	Performance Improvement Initiative. Kicked off a comprehensive performance improvement initiative.

Financial Results

Consolidated

The Company reported consolidated income from continuing operations available to A&B shareholders, net of taxes, of $4.4 million, or $0.09 per diluted share, for the first quarter of 2017, compared to $3.7 million, or $0.08 per diluted share, for the first quarter of 2016. Results for the first quarter of 2017 included $3.7 million of after-tax costs ($4.8 million pre-tax), or $0.07 per diluted share, related to the evaluation of a REIT conversion, and a noncash write down of a solar facility investment to account for tax benefits received, which amounted to $1.2 million after taxes ($2.0 million pre-tax), or $0.02 per diluted share. The Company recorded $2.2 million, or $0.05 per diluted share, of tax benefits related to the adoption of a new accounting requirement in the fourth quarter of 2016 to prospectively include excess tax benefits related to share-based awards in income taxes. These excess tax benefits previously were recorded in equity.

Net income attributable to A&B shareholders (including discontinued operations) was $6.3 million, or $0.14 per diluted share, for the first quarter of 2017, compared to a net loss attributable to A&B shareholders of $7.5 million, or $0.14 per diluted share, in the first quarter of 2016. In addition to the items cited previously, results for the first quarter of 2017 included $2.4 million of after-tax income from discontinued Hawaiian Commercial & Sugar (HC&S) operations. Results for the first quarter of 2016 included $10.8 million of after-tax losses from discontinued HC&S operations.

Revenue for the first quarter of 2017 was $93.2 million, compared to revenue of $91.4 million for the first quarter of 2016. The increase in revenue primarily is attributable to increased development and parcel sales, partially offset by lower materials and construction sales revenue and lower commercial real estate revenue.

Segment Performance First Quarter 2017 ("1Q17") vs. First Quarter 2016 ("1Q16")

Commercial Real Estate. CRE performed well in 1Q17, posting operating profit of $14.3 million, up 9.2%, compared to $13.1 million in 1Q16, primarily due to acquisition costs for Manoa Marketplace included in 1Q16, lower depreciation expenses and increased same-store performance. Same-store NOI increased 2.5%1 compared to 1Q16. Improvements in same-store performance for Hawaii retail, office and ground leases were partially offset by two Maui industrial tenant terminations and the downsizing of a mainland industrial tenant by 154,000 square feet in July 2016 (118,000 square feet, or 77%, of this vacancy was re-leased in February 2017). There is no change to the Company's previous guidance of a 3 to 4 % increase in same-store NOI for the full-year 2017. For the quarter, Hawaii properties produced 87% of total NOI and mainland properties produced 13%.

Hawaii occupancy improved in 1Q17 to 94% from 93% in 1Q16, and mainland occupancy fell from 95% in 1Q16 to 94% in 1Q17 due to the above-mentioned mainland industrial tenant downsizing. Overall portfolio occupancy was 94%, consistent with 1Q16.

In 1Q17, the Company executed 43 leases, 33 of which were comparable (either renewals or new leases of the same space within 12 months) and were renewed/re-leased with positive cash leasing spreads of 13.3%. Included in completed leases for the first quarter were two major leases (one Hawaii industrial and one mainland industrial) that were re-leased at an average re-leasing spread of 14.6%.

Land Operations. Land Operations posted a 1Q17 operating loss of $2.4 million. Results for 1Q17 included the sale of a Maui Business Park lot, the sale of an urban-zoned parcel on Maui, and joint venture sales of two Ka Milo units and two townhomes at The Collection, offset by joint venture expenses (equity in earnings of real estate joint ventures totaled $0.1 million). Offsetting these positive effects was a noncash reduction of the carrying value of the Company's investment in the Waihonu solar project of $2.0 million, as tax credits and other tax benefits related to the project reduce the value of the investment. The remaining operating loss is primarily attributable to segment expenses and agricultural operations.

In 1Q16, the segment’s operating loss was $3.2 million and included equity in earnings of real estate joint ventures of $0.5 million, which included five unit closings at Kukui`ula and joint venture expenses. The remaining operating loss was primarily attributable to segment expenses and agricultural operations.

Materials & Construction. The segment posted operating profit of $5.6 million for 1Q17 and $8.0 million for 1Q16, and Adjusted EBITDA of $7.9 million1 for 1Q17 and $10.4 million1 for 1Q16. 1Q17 operating profit and Adjusted EBITDA were impacted by decreased aggregate and material sales volume, as well as lower paving margins despite an increase in tons of asphalt placed in 1Q17 compared to 1Q16. Paving margins were impacted by competitive pricing pressures and an increased mix of lower margin projects. As a result of completed and billed work during the period and the lack of major bids offered by governmental entities during 1Q17, backlog declined by 12.2% from the end of 2016 to $213.2 million at the end of 1Q17.

Other. During the quarter, the Company opportunistically sold the nearly vacant 16,600-square-foot Maui Clinic Building for $3.4 million.

Interest expense declined from $6.9 million for 1Q16 to $6.2 million for 1Q17. General corporate expenses were lower, decreasing from $6.9 million for 1Q16 to $5.7 million for 1Q17. The decrease was primarily due to lower professional services fees. REIT evaluation costs for 1Q17 amounted to $4.8 million. There were no material REIT evaluation costs incurred in 1Q16. The Company reported an income tax benefit of $2.2 million in the quarter due principally to the previously-described adoption of a new accounting requirement. These benefits were partially offset by tax expense related to income from continuing operations before income taxes.

ALEXANDER & BALDWIN, INC. AND SUBSIDIARIES

SEGMENT DATA & OTHER FINANCIAL INFORMATION

(In Millions, Except Per Share Amounts, Unaudited)

	Three Months Ended March 31,
	2017	2016
Operating Revenue:
Commercial Real Estate	$33.7	$34.8
Land Operations	11.0	6.0
Materials & Construction	48.5	50.6
Total operating revenue	93.2	91.4
Operating Profit (Loss):
Commercial Real Estate	14.3	13.1
Land Operations	(2.4)	(3.2)
Materials & Construction	5.6	8.0
Total operating profit	17.5	17.9
Interest expense	(6.2)	(6.9)
Gain on the sale of improved property	3.0	—
General corporate expenses	(5.7)	(6.9)
REIT evaluation and other costs	(4.8)	—
Income from Continuing Operations Before Income Taxes	3.8	4.1
Income tax benefit (expense)	0.8	(0.3)
Income from Continuing Operations	4.6	3.8
Income (loss) from discontinued operations, net of income taxes	2.4	(10.8)
Net Income (Loss)	7.0	(7.0)
Income attributable to noncontrolling interest	(0.7)	(0.5)
Net Income (Loss) Attributable to A&B Shareholders	$6.3	$(7.5)

Basic Earnings (Loss) Per Share Available to A&B Shareholders:
Continuing operations available to A&B shareholders	$0.09	$0.08
Discontinued operations available to A&B shareholders	0.05	(0.23)
Net income (loss) available to A&B shareholders	$0.14	$(0.15)
Diluted Earnings (Loss) Per Share Available to A&B Shareholders:
Continuing operations available to A&B shareholders	$0.09	$0.08
Discontinued operations available to A&B shareholders	0.05	(0.22)
Net income (loss) available to A&B shareholders	$0.14	$(0.14)

Weighted-Average Number of Shares Outstanding:
Basic	49.1	48.9
Diluted	49.6	49.3

Amounts Available to A&B Shareholders:
Continuing operations available to A&B shareholders, net of income taxes	$4.4	$3.7
Discontinued operations available to A&B shareholders, net of income taxes	2.4	(10.8)
Net income (loss) available to A&B shareholders	$6.8	$(7.1)

ALEXANDER & BALDWIN, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Millions, Unaudited)

	March 31, 2017	December 31, 2016
Assets
Current assets	$130.6	$138.3
Investments in Affiliates	395.3	390.8
Real Estate Developments	184.0	179.5
Property – Net	1,226.1	1,231.6
Intangible Assets – Net	51.9	53.8
Goodwill	102.3	102.3
Other Assets	70.4	60.0
	$2,160.6	$2,156.3

Liabilities & Equity
Current liabilities	$130.9	$165.1
Long-term Liabilities:
Long-term debt	511.2	472.7
Deferred income taxes	182.5	182.0
Accrued pension and post-retirement benefits	64.9	64.8
Other non-current liabilities	45.8	47.7
Redeemable Noncontrolling Interest	10.8	10.8
Equity	1,214.5	1,213.2
	$2,160.6	$2,156.3

ALEXANDER & BALDWIN, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED CASH FLOW TABLES

(In Millions, Unaudited)

	Three Months Ended March 31,
	2017	2016
Cash Flows from Operating Activities:	$(10.6)	$5.5
Cash Flows from Investing Activities:
Capital expenditures for property, plant and equipment	(6.1)	(92.1)
Capital expenditures related to 1031 commercial property transactions	—	(6.3)
Proceeds from disposal of property and other assets	4.7	—
Proceeds from disposals related to 1031 commercial property transactions	3.3	—
Payments for purchases of investments in affiliates and other investments	(14.5)	(5.4)
Proceeds from investments in affiliates and other investments	0.6	0.3
Change in restricted cash associated with 1031 transactions	(1.6)	6.3
Net cash used in investing activities	(13.6)	(97.2)
Cash Flows from Financing Activities:
Proceeds from issuance of long-term debt	57.0	122.0
Payments of long-term debt and deferred financing costs	(19.0)	(22.6)
Borrowings (payments) on line-of-credit agreement, net	6.9	(2.9)
Distribution to noncontrolling interests	(0.2)	(0.5)
Dividends paid	(3.4)	(2.9)
Proceeds from issuance and (payments) for repurchase of capital stock and other, net	(4.0)	0.8
Net cash provided by financing activities	37.3	93.9

Net increase in cash and cash equivalents	13.1	2.2
Cash and cash equivalents, beginning of period	2.2	1.3
Cash and cash equivalents, end of period	$15.3	$3.5

USE OF NON-GAAP FINANCIAL MEASURES

The Company calculates NOI as CRE operating profit, less depreciation and amortization, straight-line lease adjustments and general, administrative and other expenses. NOI is considered by management to be an important and appropriate supplemental performance metric because management believes it helps both investors and management understand the ongoing core operations of the Company's properties excluding corporate and financing-related costs and noncash depreciation and amortization. NOI is an unlevered operating performance metric of the Company's commercial properties and allows for a useful comparison of the operating performance of individual assets or groups of assets. This measure thereby provides an operating perspective not immediately apparent from GAAP income (loss) from operations or net income (loss). NOI should not be considered as an alternative to GAAP net income (loss) as an indicator of the Company's financial performance or as an alternative to cash flow from operating activities as a measure of the Company's liquidity. Other real estate companies may use different methodologies for calculating NOI, and accordingly, the Company's presentation of NOI may not be comparable to other real estate companies. The Company also presents same-store NOI, which represents NOI generated by properties that were owned throughout the entire duration of both periods under comparison, including stabilized properties. The Company believes that the CRE segment's operating profit is the most directly comparable GAAP measurement to NOI and same-store NOI. A reconciliation of CRE operating profit to CRE segment NOI and same-store NOI is as follows:

	Three Months Ended March 31,		% Change
(In millions, unaudited)	2017	2016
Commercial Real Estate Operating Profit	$14.3	$13.1
Depreciation and amortization	6.6	7.4
Straight-line lease adjustments	(0.5)	(0.5)
General, administrative and other expenses	1.8	2.4
Commercial Real Estate NOI	22.2	22.4	(0.9)%
Acquisitions/disposition and other adjustments	(1.6)	(2.3)
Commercial Real Estate Same-Store NOI	$20.6	$20.1	2.5%

The Company presents Adjusted EBITDA for the Materials & Construction segment, which is a non-GAAP measure. The Company uses Adjusted EBITDA when evaluating operating performance for the Materials & Construction segment because management believes that it provides insight into the segment’s core operating results, future cash flow generation, and/or the underlying business trends affecting performance on a consistent and comparable basis from period to period. The Company provides this information to investors as an additional means of evaluating the segment’s ongoing core operations. The non-GAAP financial information presented herein should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company believes that Materials & Construction operating profit is the most directly comparable GAAP measurement to the segment's Adjusted EBITDA. Reconciliation of the Materials & Construction segment's operating profit to Adjusted EBITDA follows:

	Three Months Ended March 31,		% Change
(In millions, unaudited)	2017	2016
Materials & Construction Operating Profit	$5.6	$8.0
Depreciation and amortization	3.0	2.9
Income attributable to noncontrolling interest	(0.7)	(0.5)
Materials & Construction Adjusted EBITDA	$7.9	$10.4	(24.0)%

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[1]	This is a non-GAAP disclosure. See above for a discussion of management’s use of non-GAAP financial measures and required reconciliations from GAAP to non-GAAP measures.

[2]	Backlog represents the amount of revenue that Grace Pacific and Maui Paving, LLC, a 50-percent-owned unconsolidated affiliate, expect to realize on contracts awarded or government contracts in which Grace Pacific has been confirmed to be the lowest bidder and formal communication of the award is perfunctory. Backlog primarily consists of asphalt paving and, to a lesser extent, Grace’s consolidated revenue from its Prestress and construction- and traffic-control-related products. Backlog includes estimated revenue from the remaining portion of contracts not yet completed, as well as revenue from approved change orders. The length of time that projects remain in backlog can span from a few days for a small volume of work to 36 months for large paving contracts and contracts performed in phases. Backlog reasonably expected to be filled within the next fiscal year is $178.0 million. Maui Paving's backlog at March 31, 2017 and 2016 was $13.3 million and $12.3 million, respectively.

ABOUT ALEXANDER & BALDWIN

Alexander & Baldwin, Inc. is a Hawaii-based public company, with interests in commercial real estate, land operations, materials and infrastructure construction. With ownership of approximately 87,000 acres in Hawaii, A&B is the state’s fourth largest private landowner, and one of the state’s most active real estate investors. The Company manages a portfolio comprising 4.7 million square feet of leasable space in Hawaii and on the U.S. Mainland and is the largest owner of grocery/drug-anchored retail centers in the state. A&B is also Hawaii’s largest materials company and paving contractor. Additional information about A&B may be found at www.alexanderbaldwin.com.

FORWARD-LOOKING STATEMENTS

Statements in this press release that are not historical facts, including potential benefits, consequences and impact of a potential REIT conversion, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. These forward-looking statements include, but are not limited to, the Company’s plans regarding (i) the possibility of converting to a REIT and the timing thereof, (ii) the potential advantages, benefits and impact of, and opportunities created by, converting certain assets into a REIT. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including prevailing market conditions.

These forward-looking statements are not guarantees of future performance. This release should be read in conjunction with Alexander & Baldwin, Inc.’s 2016 Form 10-K and other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release. We do not undertake any obligation to update the Company's forward-looking statements.

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